EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1986 Incentive Stock Option Plan of Actel Corporation (“Actel”), as amended and restated, of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedule of Actel included in its Annual Report (Form 10-K) for the year ended January 6, 2008, and the effectiveness of internal control over financial reporting of Actel filed with the Securities and Exchange Commission.

/S/ Ernst & Young LLP

San Jose, California
May 8, 2008